UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 26, 2011
QLOGIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23298	33-0537669
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26650 Aliso Viejo Parkway, Aliso Viejo, California		92656
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 389-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 26, 2011, the Compensation Committee of the Board of Directors of QLogic Corporation, a Delaware corporation (the “Company”) approved annual cash incentive payments under the Company’s annual incentive plan with respect to fiscal year 2011 for the Company’s principal executive officer and certain of the Company’s executive officers whose compensation was disclosed in the Summary Compensation Table included in the Company’s proxy statement for its last annual meeting of stockholders. Jean Hu, the Company’s Senior Vice President and Chief Financial Officer and principal financial officer, was not eligible for an annual cash incentive payment for fiscal year 2011 as her employment with the Company began on April 25, 2011, after the end of our fiscal year 2011.

Name and Principal Position	FY2011 Annual Cash Incentive
Simon Biddiscombe, President and Chief Executive Officer	$256,278
H.K. Desai, Chairman of the Board of Directors and Executive Chairman	$500,732
Roger J. Klein, Senior Vice President and General Manager, Host Solutions Group	$158,000
Perry M. Mulligan, Senior Vice President, Worldwide Operations	$158,000
          Prior to assuming their respective management roles set forth in the above table, Mr. Biddiscombe served as the Company’s Senior Vice President and Chief Financial Officer, and Mr. Desai served as the Company’s Chief Executive Officer, until November 2010, and the annual cash incentive payments identified above have been allocated to these executives based on the amount of time spent in their respective roles. In addition to the annual cash incentive payments noted above, the Compensation Committee approved a special award in the amount of $85,000 for each of Mr. Biddiscombe and Mr. Desai in consideration of the successful leadership transition in November 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLOGIC CORPORATION
June 2, 2011	/s/ Jean Hu
Jean Hu
Senior Vice President and Chief Financial Officer